Exhibit 99.1

Gold Horse International, Inc. Mr. Adam Wasserman, CFO Phone: 800-867-0078 Email: adamw@cfooncall.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: 646-213-1915 Email: crocker.coulson@ccgir.com www.ccgir.com

Gold Horse International, Inc. Announces Strong Fourth Quarter and

Full Year 2008 Results

Full year revenues increased 136.3% to $66.9 million

Full year net income increased 74.7% year-over-year to $4.5 million

Hohhot, China – October 07, 2008 – Gold Horse International, Inc., (OTC BB: GHII) (“Gold Horse” or “the Company”), a multifaceted business group that controls and operates a construction company, real estate development business and a hotel in Inner Mongolia, China, today provided its financial results for the fourth quarter and fiscal year ended June 30, 2008.

Fourth Quarter 2008 Highlights

•	Net revenue increased 471.3% year-over-year to $45.4 million
•	Gross profit increased 260.2% year-over-year to $7.0 million, gross margin was 15.5%
•	Operating income increased 299.5% year-over-year to $6.2 million
•	Excluding non-cash debt financing expenses, adjusted net income rose 379.1% to $4.6 million, or $0.08 per fully diluted share
•	Net income increased 332.3% year-over-year to $4.1 million, or $0.07 per fully diluted share
•	Entered into a joint venture agreement to build a 45,000 KW wind farm and a manufacturing facility to build wind power generator modules in Inner Mongolia

Fiscal Year 2008 Highlights

•	Net revenue increased 136.3% year-over-year to $66.9 million
•	Gross profit increased 91.2% year-over-year to $11.4 million, gross margin was 17.0%
•	Operating income increased 89.7% year-over-year to $8.4 million
•	Excluding non-cash debt financing expenses, adjusted net income rose 114.9% to $5.6 million, or $0.10 per fully diluted share
•	Net income increased 74.7% year-over-year to $4.5 million, or $0.08 per fully diluted share
•	Completed a private placement of 10% secured convertible notes generating gross proceeds of $2.2 million

Fourth Quarter 2008 Results

For the fourth quarter ended June 30, 2008, net revenue was $45.4 million, up 471.3% from $8.0 million in the same quarter of 2007. Construction revenue was $44.1 million, or 97.1% of net revenue, up from $3.6 million, or 44.8% of net revenue, for the fourth quarter of fiscal 2007. The significant increase was mainly due to three major construction projects which began in April 2008 and are expected to be completed in November 2008: Ai Bo Gardens residential apartment project, get, and the Tian Fu Garden residential project (phases one and two). Revenue from the hotel segment was $0.8 million, relatively unchanged from the fourth quarter of fiscal 2007, and revenue from the real estate segment was $0.5 million, down from $3.6 million a year ago due to the successful completion and sales of all real estate projects.

“Our outstanding results in the fourth quarter were the result of timely execution of our high-quality construction projects, including Ai Bo Gardens, Tian Fu Garden and the Riverbank Garden Community,” commented Mr. Liankuan Yang, CEO of Gold Horse International Inc. “In addition to our excellent financial performance in fiscal 2008, Gold Horse became a publicly traded company and raised capital for future growth.”

Gross profit for the quarter was $7.0 million, up 260.2% from $2.0 million for the same quarter last year. Gross margin was 15.5%, down 9.1% from 24.6% compared to the fourth quarter of 2007. The decrease was primarily due to the significant contribution of the real estate segment during the quarter fourth quarter of fiscal 2007, as this segment produces a higher gross margin than the construction segment, which helped increase overall gross margins.

Operating expenses for the fourth quarter of 2008 were $0.9 million, or 1.9% of net revenue, up 110.3% from $0.4 million, or 5.1% of net revenue, a year ago. The increase in operating expenses was mainly due to higher depreciation and amortization expenses, salary expenses, and general and administrative expenses, which were offset by a $0.5 million recovery of bad debt expense.

Operating income for the quarter was $6.2 million, up 299.5% from $1.5 million for the same period last year. Operating margin was 13.6% in the fourth quarter of fiscal 2008, compared to 19.5% a year ago.

Net income was $4.1 million, or $0.07 per fully diluted share, compared to net income of $1.0 million, or $0.02 per fully diluted share, in the fourth quarter of 2007. Excluding non-cash debt financing expenses, adjusted net income was $4.6 million, or $0.08 per fully diluted share, in the fourth quarter of 2008.

Fiscal Year 2008 Results

Net revenue for fiscal 2008 was $66.9 million, up 136.3% from $28.3 million in 2007. Construction revenue was $61.7 million, or 92.2% of net revenue, up 185.5% from $21.6 million, or 76.3% of net revenue, in fiscal 2007. Revenue from the hotel segment was $3.2 million, or 4.7% of net revenue, up 15.2% from $2.7 million, or 9.7% of net revenue, in fiscal 2007. Revenue from the real estate segment was $2.0 million, or 3.0% of net revenue, down from $4.0 million, or 14.0% of net revenue, in fiscal 2007. Gross profit was $11.4 million, or 17.0% of net revenue, up 91.2% from $6.0 million, or 21.0% of net revenue, last year. Operating profit was $8.4 million, or 12.5% of net revenue, up 89.7% from $4.4 million, or 15.6% of net revenue, in 2007. Net income was $4.5 million, or $0.08 per fully diluted share, up 74.7% from $2.6 million, or $0.05 per fully diluted share in 2007. Excluding non-cash debt financing expenses, adjusted net income was $5.6 million, or $0.10 per fully diluted share, in 2008.

Financial Condition

As of June 30, 2008, Gold Horse had $1.6 million in cash and cash equivalents, $13.4 million in working capital and a current ratio of 3.5. Long-term debt was $4.5 million, excluding the current portion and shareholders’ equity stood at $21.8 million, up from $10.7 million last year. The Company generated $2.9 million in cash flow from operating activities in fiscal 2008, up from $1.3 million in fiscal 2007.

Recent Events

In September 2008, Gold Horse was awarded the Lanyu Garden No. 3 Residential Building project, which covers a construction area of 28,000 square meters. Gold Horse expects to commence construction in October 2008, and will complete the project in December 2009.

In July 2008, the Company’s Inner Mongolia affiliate, Jin Ma Real Estate Development Co. Ltd. (“Jin Ma Real Estate”), began constructing the 60,000 square-meter Jian Guan residential project in the Yu Quan District of Hohhot and expects to complete the project in December 2009. The construction cost of this project is approximately RMB 108 million ($15.9 million), with a net profit of approximately RMB 50 million ($7.4 million). Jin Ma Construction Co. Ltd. (“Jin Ma Construction”) is performing all of the construction services on behalf of Jin Ma Real Estate.

In July 2008, Jin Ma Real Estate began the construction of student apartments for the Inner Mongolia Chemistry College situated in Inner Mongolia University City, a compound where many higher education institutions are located. Jin Ma Construction began developing the 51,037 square-meter project in July 2008 and expects to complete the project in the first quarter of fiscal 2009. Jin Ma Construction is performing all of the construction services on behalf of Jin Ma Real Estate for this project as well. Once completed, the Company will lease the buildings to the college for a period of 20 years. The cost of construction is estimated to be RMB 50 million ($7.4 million), and the Company expects the annual investment returns to be RMB 7 million ($1 million) for 20 years.

Business Outlook

For fiscal year 2009, the Company expects its construction, hotel management and real estate development operations to generate combined revenue of approximately $90.0 million. Management expects that the construction division will continue to generate the majority of revenue in fiscal 2009, due to the number of projects currently under construction and an active pipeline of future projects available for bid. The hotel management segment is expected to remain consistent with fiscal 2008. The real estate segment is not expected to be a major growth driver in fiscal 2009 as Chinese authorities have attempted to reign in the real estate market by being more stringent in the granting of land use rights, raising interest rates and increasing capital requirements for lenders.

In May 2008, Jin Ma Construction signed an agreement to form a joint venture with two development stage companies, Erlianhaote Hengyuan Wind Power Company Ltd. and Inner Mongolia Tianwei Wind Power Equipment Company Ltd., to construct a wind-power plant and a manufacturing facility to build wind-power generator modules to be used at the wind power plant. The Company plans to commence construction of the wind farm in the second half of calendar year 2009. Gold Horse is in the process of securing necessary approvals and certificates, and is seeking funding from various sources to move forward with the project.

“We closed the year with excellent performance and look forward to another successful year in fiscal 2009. The building construction market in Hohhot continues to thrive, and we believe we are well positioned to win new business due to our skilled workforce, solid relationships with customers and commitment to quality,” said Mr. Yang. “We are also excited about our joint venture in the wind power industry and look forward to contributing our construction expertise to the growing demand for wind farms and wind-related construction in Inner Mongolia - one of the China’s leading resources for wind power.”

Conference Call

The Company will host a conference call at 9:00 AM EDT on Tuesday, October 7, 2008 to discuss results for the fourth quarter and full year 2008. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796. International callers should dial 617-614-4070. The passcode for the call is 307-780-68. If you are unable to participate in the call at this time, a replay will be available for 14 days starting from Tuesday, October 7 at 11:00 AM EDT. To access the replay, dial 888-286-8010. International callers should dial 617-801-6888. The conference passcode is 937-251-60.

Use of Non-GAAP Financial Information

GAAP results for the three and twelve month periods ended June 30, 2008 include certain non-cash debt financing expenses. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which are adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of adjustments to GAAP results appears below (Table 2). This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

- Financial Tables Follow -

Table 1

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For Three Months Ended June 30,		For the Years Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
NET REVENUES
Construction	$44,128,381	$3,562,654	$61,714,065	$21,615,061
Hotel	827,613	837,678	3,167,483	2,747,727
Real estate	471,995	3,551,572	2,032,278	3,959,518
Net Revenues	45,427,989	7,951,904	66,913,826	28,322,306

COST OF REVENUES
Construction	37,631,877	3,094,416	52,527,085	18,178,472
Hotel	445,687	439,891	1,763,968	1,440,978
Real estate	305,601	2,461,878	1,244,007	2,750,522
Net Cost of REVENUES	38,383,165	5,996,185	55,535,060	22,369,972
GROSS PROFIT	7,044,824	1,955,719	11,378,766	5,952,334

OPERATING EXPENSES:
Hotel operating expenses	56,774	(50,776)	132,435	171,879
Bad debt expense	(502,038)	49,200	294,837	530,963
Salaries and employee benefits	482,228	229,633	1,032,490	359,473
Depreciation and amortization	656,946	131,996	1,018,072	348,059
General and administrative	160,104	45,985	529,175	127,808
Total Operating Expenses	854,014	406,038	3,007,009	1,538,182
INCOME FROM OPERATIONS	6,190,810	1,549,681	8,371,757	4,414,152

OTHER INCOME (EXPENSES):
Other income	14,430	(220)	12,732	119
Registration rights penalty	(62,882)	—	(117,882)	—
Interest income	848	65	7,954	618
Interest expense	(567,760)	(63,672)	(1,426,138)	(250,272)
Total Other Expenses	(615,364)	(63,827)	(1,523,334)	(249,535)

INCOME BEFORE PROVISION FOR INCOME TAX	5,575,446	1,485,854	6,848,423	4,164,617

PROVISION FOR INCOME TAXES	1,435,581	528,234	2,316,289	1,570,091
NET INCOME	$4,139,865	$957,620	$4,532,134	$2,594,526

COMPREHENSIVE INCOME:
NET INCOME	$4,139,865	$957,620	$4,532,134	$2,594,526
Unrealized foreign currency translation gain	650,366	161,754	1,824,171	453,154
COMPREHENSIVE INCOME	$4,790,231	$1,119,374	$6,356,305	$3,047,680

NET INCOME PER COMMON SHARE:
Basic	$0.08	$0.02	$0.09	$0.05
Diluted	$0.07	$0.02	$0.08	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	52,544,603	48,516,484	51,542,284	48,504,110
Diluted	59,154,133	48,516,484	57,631,061	48,504,110

Table 2

Gold Horse International, INC.

RECONCILIATION OF NON-GAAP FINANCIAL DATA

Adjusted Net income	For the Three Months ended June 30, 2008		For the Three Months ended June 30, 2007
($ in thousands except per share data) Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount	4,588	0.08	958	0.02
Adjustments
Interest expense from amortization of debt discount	409	0.01	—	—
Amortization of debt issuance costs	38	0.00	—	—
Amount per consolidated statement of operations	4,140	0.07	958	0.02

Adjusted Net income	For the Year ended June 30, 2008		For the Year ended June 30, 2007
($ in thousands except per share data) Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount	5,577	0.10	2,595	0.05
Adjustments
Interest expense from amortization of debt discount	955	0.02	—	—
Amortization of debt issuance costs	90	0.00	—	—
Amount per consolidated statement of operations	4,532	0.08	2,595	0.05

Table 3

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

AUDITED CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2008	2007
ASSETS
Cash and cash equivalents	$1,637,986	$251,044
Accounts receivable, net	7,528,608	5,246,986
Inventories, net	56,847	20,477
Advances to suppliers, net	95,754	198,113
Other receivable, net	35,478	193,815
Due from related parties	1,700,036	1,047,832
Deferred debt costs	115,110	—
Real estate held for sale	125,070	1,149,906
Cost and estimated earnings in excess of billings	221,537	15,237
Construction in progress	4,537,240	—
Deposit on prepaid land use rights	2,524,877	2,223,069
Prepaid land use rights – current portion	3,561	—
Refundable performance deposit	145,522	131,151

Total Current Assets	18,727,626	10,477,630

Property and equipment, net	10,476,397	4,731,168
Deposit on prepaid land use rights	2,182,835	—
Prepaid land use rights – non-current	165,312	160,487

Total Assets	$31,552,170	$15,369,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Convertible debt, net	$955,062	$—
Loans payable, current portion	145,522	—
Accounts payable	1,278,779	611,215
Accrued expenses	468,235	1,091,154
Taxes payable	2,215,381	532,257
Advances from customers	192,356	609,574
Billings in excess of costs and estimated earnings	23,369	124,021
Total Current Liabilities	5,278,704	2,968,221
Loans payable, net of current portion	4,490,235	1,686,077
Total Liabilities	9,768,939	4,654,298

Commitments	—	—

Stockholders’ equity:
Preferred stock ($.0001 par value; 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock ($.0001 par value; 300,000,000 shares authorized; 52,544,603 and 50,000,002 shares issued and outstanding at June 30, 2008 and 2007, respectively)	5,254	5,000
Non-controlling interest in variable interest entities	6,095,314	5,954,807
Additional paid-in capital	4,571,178	—
Statutory reserve	1,216,292	594,006
Retained earnings	7,526,144	3,616,296
Other comprehensive income	2,369,049	544,878

Total Stockholders’ Equity	21,783,231	10,714,987

Total Liabilities and Stockholders’ Equity	$31,552,170	$15,369,285

Table 4

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,532,134	$2,594,526
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,018,072	348,059
Rent expense associated with prepaid land use rights	8,672	—
Bad debt expense	294,837	593,236
Common stock issued for services	156,680	—
Interest expense from amortization of debt discount	955,062	—
Amortization of debt issuance costs	89,530	—
Loss on disposal and sale of property and equipment	39,536	—
Changes in assets and liabilities:
Accounts receivable	(2,036,507)	5,786,777
Inventories	(32,166)	173,451
Other receivables	302,306	(213,943)
Advance to suppliers	116,941	1,274,467
Prepaid expenses	12,500	—
Costs and estimated earnings in excess of billings	(192,874)	(14,841)
Real estate held for sale	1,084,727	(947,019)
Construction in progress	(4,276,586)	—
Other assets	—	(127,738)
Accounts payable and accrued expenses	(124,344)	(8,500,105)
Income tax payable	1,531,459	32,000
Advances from customers	(456,208)	123,643
Billings in excess of costs and estimated earnings	(107,679)	120,793
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,916,092	1,243,306

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to related party	(3,294,408)	(891,019)
Repayment of amounts due from related party	2,787,896	—
Construction in progress	—	101,429
Proceeds from sale of property and equipment	16,459	—
Payment of deposits for prepaid land use rights	(2,112,300)	—
Purchase of property and equipment	(6,000,595)	(394,242)
NET CASH USED IN INVESTING ACTIVITIES	(8,602,948)	(1,183,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debt	2,183,000	—
Payment of placement fees	(204,640)	—
Proceeds from loans payable	2,606,085	—
Capital contributions	140,507	—
Proceeds from sale of common stock	2,219,252	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,944,204	—

EFFECT OF EXCHANGE RATE ON CASH	129,594	10,646

NET INCREASE IN CASH & CASH EQUIVALENTS	1,386,942	70,120

CASH & CASH EQUIVALENTS - beginning of year	251,044	180,924

CASH & CASH EQUIVALENTS - end of the year	$1,637,986	$251,044

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$921,508	$—
Income taxes	$1,417,616	$1,220,790

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